Exhibit 10.2(b)
FIRST AMENDMENT TO THE CROGHAN COLONIAL BANK EMPLOYMENT AGREEMENT WITH STEVEN C. FUTRELL This First Amendment to the Employment Agreement with Steven C. Futrell dated as of August 29, 2007 (“Agreement”) is effective as of this 8th day of December, 2008. RECITALS WHEREAS, Croghan Colonial Bank (the “Bank”) and Steven C. Futrell (the “Executive”) previously entered into the Agreement; and WHEREAS, the Agreement must be amended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and WHEREAS, pursuant to Section 17 of the Agreement, the Bank and the Executive desire to amend the Agreement as provided herein for the purpose of complying with Section 409A of the Code; and AMENDMENT NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Executive and the Bank hereby amend the Agreement as follows: 1. Section 1.h.ii. of the Agreement is hereby deleted in its entirety and the following is substituted therefor: (ii) If the Executive’s employment is Terminated pursuant to any other provision of Section 6.a. of this Agreement, the date of his Termination. 2. Section l.p. of the Agreement is hereby deleted in its entirety and the following is substituted therefor: “Termination” shall mean a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) of the Executive with the Bank and all persons with whom the Bank would be considered a single employer under Sections 414(b) and (c) of the Code. 3. Section 6.b. of the Agreement is hereby amended by deleting the phrase “Date of Termination” and substituting the phrase “date of termination” therefor.

4. Section 7.a.iii. of the Agreement is hereby deleted in its entirety and the following is substituted therefor: For the duration of the applicable continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive shall be eligible to participate in any health insurance plans maintained by the Bank (including coverage of his spouse); provided, that the Executive pays that portion of any health insurance premium (necessary to cover both the Executive and his spouse) which would have otherwise been paid by the Executive for coverage under the Bank’s plan(s) during his employment (determined as of the Date of Termination). At the end of such COBRA continuation coverage period, the Executive, if Retired (as defined in Section 7.g.i. of this Agreement), shall be eligible to participate, at his own expense, in any health insurance plan as provided in Section 7.g.ii. of this Agreement. Regardless of whether the Executive has elected to continue coverage under COBRA, within five (5) working days following the end of the COBRA continuation coverage period, the Bank shall make a lump sum payment to the Executive in an amount equal to (A) the difference between the total health insurance premium (necessary to cover both the Executive and his spouse) and that portion of the premium which would otherwise have been paid by the Executive for coverage under the Bank’s plan(s) during his employment, multiplied by (B) the difference between 24 and the number of months in the COBRA continuation period. 5. Section 7.a.iv. of the Agreement is hereby amended by adding the following to the end thereof: Any benefit provided pursuant to this Section 7.a.iv. shall be subject to the following requirements: (A) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Executive may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Executive; (B) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense was incurred; and (C) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit. 6. Section 7.b.iv of the Agreement is hereby amended by adding the following to the end thereof: Any benefit provided pursuant to this Section 7.b.iv. shall be subject to the following requirements: (A) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Executive may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Executive; (B) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense was incurred; and (C) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit.

7. Section 7.e. of the Agreement is hereby amended by adding the following sentence to the end thereof: Notwithstanding the foregoing, any reduction pursuant to this Paragraph 7.e. shall be made in compliance with Section 409A of the Code. 8. New Section 20 is hereby added the Agreement as follows: Section 20. Section 409A of the Code. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall be operated, administered and construed consistent with this intent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive. The Bank and its affiliates shall have no liability to the Executive in the event this Agreement fails to comply with the requirements of Section 409A of the Code. IN WITNESS WHEREOF, the Executive and the Bank have executed this First Amendment to the Agreement effective as of the date first set forth above. CROGHAN COLONIAL BANK, INC. BY: Michael D. Allen, Sr. Its: Chairman, Compensation Committee STEVEN C. FUTRELL